Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) is made and entered into as of April 29, 2014 (the “Effective Date”) by and between DigitalGlobe, Inc., a Delaware corporation (the “Company”), and Yancey L. Spruill (“Executive,” and together with the Company, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement on June 1, 2008 (as amended, the “Employment Agreement”) that sets forth the terms and conditions of Executive’s employment and provides Executive with certain severance benefits in the event Executive’s employment is terminated; and

WHEREAS, the Parties desire to enter into this Separation Agreement to amend certain provisions of the Employment Agreement and set forth the terms of Executive’s separation from the Company.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.                                      Termination of Employment.  Executive’s employment with the Company will terminate effective October 1, 2014 (the “Termination Date”), unless earlier terminated in accordance with Section 2(c) of this Separation Agreement below.  Executive hereby resigns as an officer and director of the Company and any affiliate of the Company effective upon the date Executive’s employment with the Company terminates.

2.                                      Transition Period.  Subject to Section 2(c) of this Separation Agreement below, from the Effective Date through the Termination Date (the “Transition Period”), Executive will continue to remain employed by the Company pursuant to the terms of this Section 2.

a.                            Duties during Transition Period.  During the Transition Period, Executive will continue to perform the duties of Executive Vice President and Chief Financial Officer of the Company, and will have such responsibilities, duties and authority as are customary for someone of that position.  Executive shall also perform such other duties as are reasonably assigned to Executive by the Board of Directors of the Company, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.  Additionally, Executive shall cooperatively assist the Company in the process of transitioning the position of Executive Vice President and Chief Financial Officer of the Company to a successor.  During the Transition Period, Executive shall be permitted to serve on boards and committees and to manage his personal investments to the same extent as provided in Section 2 of the Employment Agreement.

b.                            Compensation, Benefits and Perquisites during Transition Period.  During the Transition Period, Executive shall continue to receive the same compensation, benefits and perquisites that Executive is receiving immediately prior to the Effective Date, provided that following the Effective Date, Executive shall not be eligible to receive (1) any new grants of equity incentive awards and (2) an annual incentive bonus for the 2014 calendar year (other than the pro-rata bonus component of Executive’s severance pay specified in Section 4 of this Separation Agreement below).

c.                             Early Termination of Transition Period.  Either the Company or Executive may terminate the Transition Period at any time with or without cause effective upon at least 30 days’ advance notice to the other Party.  If the Company elects to terminate the Executive’s employment before the Termination Date, Executive will be entitled to receive a lump sum payment (in addition to all payments and benefits provided in Section 4 below) in an amount equal to the unpaid base salary Executive would have received during the Transition Period had the Transition Period not been terminated early (the “Base Salary Payments”).  If Executive elects to resign Executive’s employment before the Termination Date, Executive will be entitled to receive all payments and benefits provided in Section 4 below, except as follows:  (i) the Pro Rata Bonus for 2014 (referred to in Section 4(d) below) will be calculated based on Executive’s date of resignation, not the Termination Date; (ii) if Executive’s last day of employment by the Company is before August 1, 2014, Executive will not be entitled to receive the accelerated vesting provided for in Section 4(c) below; and (iii) if Executive’s last day of employment by the Company is on or after August 1, 2014 and before October 1, 2014 and, at the time of such termination of employment the Company has not identified and does not employ the successor to Executive as the Company’s Chief Financial Officer, the extent (if any) to which Executive will be entitled to receive the accelerated vesting provided for in Section 4(c) below will be at the sole discretion of the Company.

3.                                      Release.  The payment and provision of any and all severance benefits pursuant to Section 4 of this Separation Agreement below (as well as any Base Salary Payment) shall be conditioned upon and subject to execution of a Release of Claims by Executive in the form attached to this Separation Agreement as Exhibit A (the “Release”) upon or following termination of Executive’s employment with the Company, Executive’s delivery of such executed Release to the Company not later than twenty-one (21) days following the date of termination of his employment with the Company, and Executive not revoking such Release pursuant to any revocation rights afforded by applicable law.

4.                                      Severance Pay.  Notwithstanding anything to the contrary in Section 4(b) and Section 4(d) of the Employment Agreement, and subject to the Release requirement in Section 3 of this Separation Agreement and further subject to the early termination provisions (if applicable) of Section 2(c) of this Separation Agreement, the Company agrees to provide to Executive the following severance benefits:

a.                            Accrued Obligations.  All Accrued Obligations as defined in the Employment Agreement.

b.                            Cash Severance.  A lump sum cash payment in an amount equal to $646,000.  This amount represents one (1) times the sum of (i) Executive’s current base salary, plus (ii) Executive’s Bonus Amount as defined in the Employment Agreement.

c.                             Accelerated Vesting of Unvested Stock Units and Restricted Stock Awards.  Vesting effective upon the date of Executive’s termination of employment of that number of shares of the Company’s common stock subject to outstanding unvested stock or stock unit awards granted under the Company’s 2007 Employee Stock Plan (the “2007 Plan”) equal to (1) $646,000 divided by (2) the closing price of the Company’s common stock (in regular trading) on the day immediately prior to the date of Executive’s termination of employment.

d.                            Pro Rata Bonus for 2014.  A lump sum cash payment in an amount equal to $199,500.  This amount represents a nine month pro rata portion of Executive’s 2014 target bonus opportunity.

e.                             Accelerated Vesting of Earned Performance Shares.  Vesting effective upon the date of Executive’s termination of employment of 2,781 shares of the Company’s common stock subject to outstanding performance share unit awards granted under the 2007 Plan.  This number of shares represents the number of shares subject to outstanding unvested performance share unit awards for which the applicable performance conditions have been satisfied as of the Termination Date and which are subject to time-based vesting requirements.

f.                              Welfare Benefit Payment.  A lump sum cash payment in an amount equal to an estimated amount of $20,000.  This payment shall be made in lieu of providing Executive any continued welfare benefits following the date of Executive’s termination of employment.

The cash payments made pursuant to paragraphs (a), (b), (d) and (f) above (together with any Base Salary Payment) will be paid to Executive in a lump sum within thirty (30) days following the date of Executive’s termination of employment.

5.                                      Breach of Certain Agreements.  In the event Executive breaches the terms of any confidentiality, nondisparagement, nonsolicitation, or non-competition agreement(s) that Executive previously executed in connection with his employment with the Company, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Base Salary Payment and the severance benefits specified in Section 4 of this Separation Agreement.  For the avoidance of doubt, the following companies shall be considered competing businesses and competitors of the Company in its direct business lines for purposes of any such non solicitation or non-competition agreements: (i) Google Inc., (ii) Skybox Imaging, Inc., (iii) Airbus (and its Astrium division), and (iv) UrtheCast Corp.  For the avoidance of doubt, Executive shall not be in violation of any provision of the Executive Proprietary Information, Invention and Non-Competition Agreement dated June 1, 2008, if a future employer of Executive posts job announcements, advertisements or otherwise publicizes job openings, in each case in a general public solicitation not targeted at any particular individual and not targeted at Company employees, and an employee of the Company responds to such an announcement, advertisement or publicity.

6.                                      Sole Entitlement.  Executive acknowledges and agrees that no other monetary amounts or benefits are owing to Executive except as set forth in this Separation Agreement.  Executive further acknowledges and agrees that except as specified in Section 4 of this Separation Agreement, any equity award granted under the 2007 Plan that is unvested on the date of Executive’s termination of employment shall be forfeited and terminate.

7.                                      Change in Control.  In the event a Change in Control (as defined in the Employment Agreement) occurs prior to the termination of Executive’s employment with the Company, this Separation Agreement shall immediately terminate and be of no force and effect, and Executive’s employment will continue under the terms of the Employment Agreement as if this Separation Agreement had never been entered into.

8.                                      Withholding of Taxes.  The Company shall be entitled to withhold from any amounts payable or pursuant to this Separation Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).

9.                                      Choice of Law.  The validity, interpretation, construction and performance of this Separation Agreement shall be governed by the laws of the State of Colorado, without reference to conflict of law provisions.

10.                               Jurisdiction, Venue and Waiver of Jury Trial. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS SEPARATION AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIS/HER OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO EXECUTIVE AND THE COMPANY AT THEIR ADDRESSES AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SUCH PROCESS SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. EACH PARTY WAIVES TRIAL BY JURY, ANY

OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

11.                               Entire Agreement; Amendment to Employment Agreement.  This Separation Agreement constitutes the entire understanding between the Parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning the terms of Executive’s employment following the Effective Date and the benefits payable to Executive in connection with his termination of employment  Accordingly, Sections 1, 2, 3 and 4 of the Employment Agreement are expressly superseded and amended by this Separation Agreement.

12.                               Counterparts.  This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

13.                               Headings.  Section and other headings contained in this Separation Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Separation Agreement or any provision hereof.

14.                               Section 409(A). Notwithstanding any provision of this Separation Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Separation Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Separation Agreement until the earlier of (a) the date that is six (6) months following Executive’s termination of employment with the Company, or (b) the Executive’s death. The provisions of this Section 14 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

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IN WITNESS WHEREOF, each of the Parties has executed this Separation Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.		EXECUTIVE

By:	/s/ Daniel L. Jablonsky	By:	/s/ Yancey L. Spruill

Name:	Daniel L. Jablonsky	Name:	Yancey L. Spruill

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (this “Release”) is entered into by and between DigitalGlobe, Inc., a Delaware corporation (the “Company”), and Yancey L. Spruill (“Executive”).  It is entered into pursuant to the terms of a Separation Agreement (the “Separation Agreement”) between Executive and the Company dated April 29, 2014 to resolve amicably all matters between Executive and the Company concerning the Separation Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Separation Agreement.

1.                                      Termination.  Executive’s employment with the Company has been terminated, by which Executive became eligible for the benefits set forth in the Separation Agreement.

2.                                      Severance Pay. The Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Separation Agreement those amounts and benefits specified in the Separation Agreement, less customary employee withholdings.  Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Separation Agreement, which include a requirement that Executive execute this Release.

3.                                      Sole Entitlement.  Executive acknowledges and agrees that no other monetary amounts or benefits are owing to Executive except as set forth in this Separation Agreement.

4.                                      Return of Property and Documents.  Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.

5.                                      Confidentiality and Nondisparagement Agreement.  Executive agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Executive previously executed in connection with his employment with the Company.  For the avoidance of doubt, the following companies shall be considered competing businesses and competitors of the Company in its direct business lines for purposes of any such non solicitation or non-competition agreements: (i) Google Inc., (ii) Skybox Imaging, Inc., (iii) Airbus (and its Astrium division), and (iv) UrtheCast Corp.  For the avoidance of doubt, Executive shall not be in violation of any provision of the Executive Proprietary Information, Invention and Non-Competition Agreement dated on or about June 1, 2008 (the “Confidentiality Agreement”) if a future employer of Executive posts job announcements, advertisements or otherwise publicizes job openings, in each case in a general public solicitation not targeted at any particular individual and not targeted at Company employees, and an employee of the Company responds to such an announcement, advertisement or publicity.  Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services.  The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.  The Company and Executive agree that the first sentence of Section 6 of the Confidentiality Agreement is amended by replacing “one (1) year” therein with “two (2) years.”

6.                                      Release.  Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder.

In light of the intention of Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, nothing in this Release shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Executive acknowledges that, in accordance with this Release, he has no right to recover any monies on behalf of himself, his agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.  In addition, nothing in this Release shall be construed to release any claim or similar right that cannot be released under applicable law.

7.                                      No Actions Pending.  Executive agrees that he has not filed, nor will he file in the future, any claims, actions or lawsuits against any of the Releasees relating to Executive’s employment with the Company, or the termination thereof.

8.                                      No Admissions.  Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.

9.                                      Entire Agreement; Miscellaneous.  This Release and the Separation Agreement constitute a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersede all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Release may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Release be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.

10.                               Waiting Period and Right of Revocation.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS RELEASE FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS RELEASE AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS RELEASE, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.

11.                               Attorney Advice.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE.

12.                               Understanding of Release.  Executive states that Executive has carefully read this Release, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Release are those stated above, and that Executive is signing this Release voluntarily.

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DIGITALGLOBE, INC.	EXECUTIVE

By:	By:

Name:	Name:	Yancey L. Spruill